                                                          Exhibit 11.1

                                THE JPM COMPANY
                       COMPUTATION OF EARNINGS PER SHARE

                                                        Three Months Ended
                                                       June 30,    June 30,
                                                         1996        1995
                                                         ----        ----
                                                   (dollars in thousands, except
                                                         per share amounts)

Net income                                           $      961       $      122
Cumulative Preferred Stock dividends                        (20)             (60)
Undeclared participating preferred stock
 dividends (1)                                                               (29)
Premium on preferred stock conversion                      (167)
Increase to net income from reduced interest
 expense from the assumed conversion of
 Series B debentures (2)                                      -                7
                                                     ----------       ----------
Adjusted net income applicable to Common Stock       $      774       $       40
                                                     ==========       ==========
Net income per common share                          $      .14       $      .01
                                                     ==========       ==========

Common shares outstanding beginning of period         3,489,000        3,174,000
Effect of stock options outstanding                     366,665                -
Effect of Public Offering                             1,356,200                -
Effect of Preferred Stock Conversion                    155,090                -
Effect of Debenture Conversion                           69,496                -
Effect of stock options issued prior to
 February 1995 (2)                                            -                -
Effect of convertible debt issued and stock
 options granted since February 1995 (2)                      -          315,138
                                                     ----------       ----------
Weighted average common shares outstanding            5,436,451        3,489,138
                                                     ==========       ==========
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(1)     Represents a reduction of net income to the extent of all possible participating dividends on Preferred Stock. See Note 11 to the
        Consolidated Financial Statements of the Company.

(2)     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
        No. 83, common stock equivalents related to stock options granted and convertible debt issued with exercise prices below the anticipated initial public offering price of $7.50 per share in the twelve months preceding the initial filing were included as if outstanding for all periods prior to April 30, 1996.